Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FIRST QUARTER 2018 RESULTS

Company Pivots Clients to Digital Voice of Customer (VOC) Platform

LINCOLN, Nebraska (May 1, 2018) — National Research Corporation (NASDAQ: NRC) today announced results for the first quarter of 2018.

Digital VOC Platform highlights:

●	VOC contract value doubles to $29 million
●	Platform accounts for 21% of total first quarter revenue up from 10% year-over-year
●	Platform variable direct expense drops in half
●	Major back-to-back wins confirm emerging advantage at point of sale

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “The quarter is less about consolidated performance and all about our unwavering focus in migrating current clients to our digital VOC platform. Early results are ahead of my expectations and our point of sale advantage is becoming confirmed.”

Kevin Karas, chief financial officer commented, “The quarter was noisy driven by unique events including our recapitalization, adoption of the new revenue recognition standard, impact of the 2017 Tax Act and redirection of sales resources to convert existing clients to the digital platform.”

Revenue for the quarter ended March 31, 2018 was $31.0 million, compared to $30.3 million for the same quarter in 2017. Net income for the quarter ended March 31, 2018, was $7.3 million, compared to $6.5 million for the quarter ended March 31, 2017. Diluted earnings per share increased to $0.17 for Class A shares and $1.01 for Class B shares for the quarter ended March 31 2018, from diluted earnings per share of $0.15 for Class A shares and $0.91 for Class B shares for the quarter ended March 31, 2017.

NRC Announces First Quarter 2018 Results

May 1, 2018

A listen-only simulcast of National Research Corporation’s 2018 first quarter conference call will be available online at http://edge.media-server.com/m6/p/9zmhhi86 on May 2, 2018, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 37 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces First Quarter 2018 Results

May 1, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended March 31,
	2018	2017

Revenue	$31,017	$30,276

Operating expenses:
Direct	12,909	12,500
Selling, general and administrative	7,867	6,686
Depreciation and amortization	1,283	1,106
Total operating expenses	22,059	20,292

Operating income	8,958	9,984

Other income (expense):
Interest income	45	14
Interest expense	(8)	(27)
Other, net	(28)	9

Total other income (expense)	9	(4)

Income before income taxes	8,967	9,980

Provision for income taxes	1,661	3,459

Net income	$7,306	$6,521

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.17	$0.15
Class B	$1.04	$0.93
Diluted Earnings Per Share:
Class A	$0.17	$0.15
Class B	$1.01	$0.91

Weighted average shares and share equivalents outstanding
Class A - Basic	20,884	20,737
Class B - Basic	3,527	3,513
Class A - Diluted	21,837	21,245
Class B - Diluted	3,630	3,576

NRC Announces First Quarter 2018 Results

May 1, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Mar. 31, 2018	Dec. 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$35,478	$34,733
Accounts receivable, net	14,306	14,806
Income taxes receivable	68	375
Other current assets	2,426	2,345
Total Current Assets	52,278	52,259

Property and equipment, net	12,456	12,359
Goodwill	57,956	58,021
Deferred contract costs	3,571	--
Other, net	4,715	4,677
Total Assets	$130,976	$127,316

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,893	$3,546
Deferred revenue	16,965	16,878
Accrued compensation	3,538	6,597
Dividends payable	4,223	4,222
Income taxes payable	865	--
Notes payable	--	1,067
Total Current Liabilities	29,484	32,310

Non-Current Liabilities	6,128	4,965

Total Liabilities	35,612	37,275

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Class A Common stock, $0.001 par value; authorized 60,000,000 shares, issued 25,916,792 in 2018 and 25,835,230 in 2017, outstanding 20,988,085 in 2018 and 20,936,703 in 2017	26	26
Class B Common stock, $0.001 par value; authorized 80,000,000 shares, issued 4,328,552 in 2018 and 4,319,256 in 2017, outstanding 3,540,857 in 2018 and 3,535,238 in 2017	4	4
Additional paid-in capital	52,216	51,025
Retained earnings	83,392	77,574
Accumulated other comprehensive loss	(2,049)	(1,635)
Treasury stock	(38,225)	(36,953)
Total Shareholders’ Equity	95,364	90,041
Total Liabilities and Shareholders’ Equity	$130,976	$127,316